Ex-99.(m)cmdspmmc
                          UNITED CASH MANAGEMENT, INC.
                          DISTRIBUTION AND SERVICE PLAN
                    FOR WADDELL & REED MONEY MARKET C SHARES

                            (Adopted on May 19, 1999)

This Plan is adopted by United Cash Management, Inc. (the "Company") pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act") to provide for payment by the Company of certain expenses in connection with the distribution of the Company's Waddell & Reed Money Market C shares and the service and maintenance of Waddell & Reed Money Market C shareholder accounts. Payments under the Plan are to be made to Waddell & Reed, Inc. ("W&R") which serves as the principal underwriter for the Company under the terms of an underwriting agreement pursuant to which it shall offer and sell the Waddell & Reed Money Market C shares of the Company at net asset value.

Distribution Fee

The Company is authorized to pay to W&R an amount not to exceed on an annual basis .75 of 1% of the average net assets of Waddell & Reed Money Market C shares as a "distribution fee" to finance the distribution of Waddell & Reed Money Market C shares payable to W&R daily or at such other intervals as the board of directors may determine.

Service Fee

The Company is authorized to pay to W&R an amount not to exceed on an annual basis .25 of 1% of the average net assets of Waddell & Reed Money Market C shares as a "service fee" to finance shareholder servicing by W&R or its affiliated companies to encourage and foster the maintenance of Waddell & Reed Money Market C shareholder accounts. The amounts shall be payable to W&R daily or at such other intervals as the board of directors may determine.

NASD Definition

For purposes of this Plan, the distribution fee may be considered as a sales charge that is deducted from the net assets of Waddell & Reed Money Market C shares and does not include the service fee. The service fee may be considered a payment made by the Company for personal service and/or maintenance of Waddell & Reed Money Market C shareholder accounts, provided however, that if the National Association of Securities Dealers, Inc. ("NASD") adopts a definition of "service fee" for purposes of Article III, ss.26(b) of its Rules of Fair Practice that differs from the definition of "service fee" as used herein, or if the NASD adopts a related definition intended to define the same concept, the definition of "service fee" as used herein shall be automatically amended to conform to the NASD definition.
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Quarterly Reports

W&R shall provide to the board of directors of the Company and the board of directors shall review at least quarterly a written report of the amounts so expended of the distribution fee and the service fee paid to it under this Plan with respect to Waddell & Reed Money Market C shares and the purposes for which such expenditures were made.

Approval of Plan

This Plan shall not become effective until it has been approved by a vote of the board of directors of the Company and by the directors who are not interested persons of the Company and have no direct or indirect financial interest in the operation of the Plan or any agreement related to this Plan (other than as directors or shareholders of the Company) ("independent directors") cast in person at a meeting called for the purpose of voting on such Plan.

Continuance

This Plan shall continue in effect for a period of one (1) year and thereafter from year-to-year only so long as such continuance is approved by the directors, including the independent directors, as specified hereinabove for the adoption of a Plan by the directors and independent directors.

Termination

This Plan may be terminated at any time by a vote of a majority of the independent directors or by a vote of the majority of the outstanding Waddell & Reed Money Market C shares of the Company without penalty. On termination, the payment of all distribution and service fees shall cease, and the Company shall have no obligation to W&R to reimburse it for any expenditure it has made or may make to distribute Waddell & Reed Money Market C shares or service Waddell & Reed Money Market C shareholder accounts.

Amendments

This Plan may not be amended to increase materially the amount to be spent for distribution or services without shareholder approval of the Waddell & Reed Money Market C shareholders, and all material amendments of this Plan must be approved in the manner prescribed for the adoption of the Plan by the directors and independent directors as provided hereinabove. The distribution and service fees may, however, be reduced by action of the board of directors without shareholder approval.

Directors

While this Plan is in effect, the selection and nomination of the directors who are not interested persons of the Company shall be committed to the discretion of the directors who are not interested persons of the Company.


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Records

Copies of the Plan, agreements and reports made pursuant to this Plan shall be preserved as provided in Rule 12b-1(f) under the Act.

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